                                                                    EXHIBIT 10.1

                        ACCESS TELEVISION NETWORK, INC.

                                 April 27, 1995


 William R. Cullen
 2062 Business Center Drive, Suite 230
 Irvine, CA 92715

 Dear Mr. Cullen:

  Access Television Network ("ATN" or the "Corporation"), a Delaware corporation with its principal place of business at 2062 Business Center Drive, Suite 230, Irvine, California 92715, desires to secure for itself your continued services and expertise as Chairman of the Board of Directors and Chief Executive Officer. This letter is to establish in writing the terms and conditions of your continued employment with the Corporation.

  1. You will be responsible for providing leadership, direction, and control for all aspects of the Corporation's operations in order to realize optimum performance compatible with the best long- and short-term interests of the stockholders. You will also be responsible for presiding at, and setting the agenda for, all meetings of the Board of Directors.

  2. In accepting this position, you agree that this responsibility shall be your full-time and primary means of employment and that you will apply your professional energies on a full-time basis to the execution of your responsibilities with the Corporation.

  3. In your role as Chairman and CEO, you will be the recipient of information of a confidential nature regarding the Corporation. You agree that you shall not make use of or otherwise reveal any such trade secret or confidence of the Corporation, including any information about the Corporation or its business which is not generally available to the public including, but not limited to, any such information involving planning, analysis or strategy, or any investor, customer, supplier, financial, legal, or other proprietary information. Upon termination of employment, you agree to promptly surrender all documents, maps, records, data and other information representing, reflecting or containing trade secrets or confidences. The provisions of this paragraph shall survive the term of your employment with the Corporation. It is acknowledged that, in the event of a breach of this confidentiality agreement, the Corporation's remedies at law may be inadequate and that the Corporation will therefore be entitled to injunctive or other equitable remedies in addition to all other legal remedies.

  4. Your initial period of employment ("Initial Period") under this agreement will commence on April 1, 1995 and continue under the terms of this Agreement through March 31, 1997. The Corporation shall reserve an irrevocable option to extend the term of this contract, on generally the same terms and conditions, for a maximum of one additional successive period of

 William R. Cullen
 April 27, 1995
 Page 2


two years. Notice to exercise such option ("Option Period") shall be provided to you 180 days prior to the expiration of the initial period of employment.

     5.   You will be compensated for services rendered as follows:

         (a) During the Initial Period, the Corporation shall pay you an annual base salary of $300,000 per year, payable biweekly at $11,538.47 gross and subject to the proper withholding as per the W-4 on file with the Corporation. On April 1, 1996, your base salary shall be increased to $330,000 per year. During the Option Period, your base salary would be increased to not less than $360,000 per year for the third year of employment and to $390,000 for the fourth year of employment. Notwithstanding the above, annual increases in base salary in the Initial and Option Periods may be deferred by the Board of Directors for up to one year based upon the Company's financial condition at the time the base salary is otherwise scheduled to be increased.

          (b) In addition to base salary you will be eligible to participate in the Corporation's Annual Executive Bonus Plan (see Attachment A which is attached hereto and made a part hereof).

          (c) Stock options will be granted (the "second grant") as of the date hereof, subject to the terms of the Corporation's Equity Incentive Plan, in the amount of 650,000 shares at an exercise price of $0.80 per share. Vesting shall occur according to a vesting, schedule of 325,000 shares one year from the date of grant and 325,000 shares two years from the date of grant. The terms of this option will be more fully set forth in a separate option certificate between ATN and you. None of the above precludes the Compensation Committee of the Board of Directors from granting, additional options or equity at its discretion.


     6. The Corporation will provide non-contributory family health insurance for your spouse and your dependents, if any, at the same level of coverage as provided to the Corporation's other employees in accordance with the health insurance plan maintained by the Corporation. In addition, the Corporation will reimburse you for any expense not fully covered by this health insurance plan which you incur for a complete annual physical examination.

     7. The Corporation will provide you during your employment under this Agreement with $750,000 of form life insurance.

     8. If during the term of this Agreement you become disabled or incapacitated, mentally or physically, the Corporation will pay your base salary for up to 180 days commencing with the first day you are determined to be disabled. The term "disabled or incapacitated," as used herein, shall mean that you are unable to perform all or substantially all of the duties and

William R. Cullen
April 27, 1995
Page 3


responsibilities required of you by the Corporation under the terms of this Agreement. Such disability shall be certified by a qualified physician jointly
selected by you and the Corporation.   If you are unable or unwilling to
designate a physician, you shall make yourself available for examination by a qualified physician designated by the company.

     9. You shall be entitled to five weeks' vacation with pay during each full year of the term of this Agreement. In addition you shall be entitled to holidays and other time off with pay, e.g., bereavement, jury duty, as provided other employees of the Corporation.

    10. If your employment as Chairman of the Board of Directors and CEO is terminated by the Company during the Initial Period of employment for any reason other than fraud, dishonesty, breach of any covenant herein, or gross misconduct, the Corporation shall, for the balance of the employment term, but in no event less than one year from the expiration of the Initial Period: (1) continue to pay you the base salary on a monthly basis; (2) continue your health insurance as described in paragraph 6 above unless and until you commence full-time reemployment.

    11.   In the event of a Change of Control of ATN during the Initial
Period of Employment, you will be entitled to the terms described in paragraph 10, except that the severance pay shall not be less than twenty-four months of base salary, unless you elect to continue employment with the successor company, at your sole discretion. "Change of Control" shall mean a consolidation or merger involving ATN, or sale of all or substantially all of the assets of ATN, or other transaction in which more than 50 percent of the outstanding shares of ATN Stock are exchanged for securities, cash or other property of any other corporation or business entity.

    12. You covenant and agree that during the term of this agreement and for a period of two years thereafter, you shall neither directly or indirectly:

         (a) Divert, attempt to divert, or assist others in diverting to any other competitive establishment, by direct or indirect inducement, solicitation, or otherwise, any customer, supplier or client of the Corporation;

         (b) Use or employ any confidential information regarding employees, suppliers or clients of the Corporation in diverting or attempting to divert those clients, suppliers or employees to another entity that competes with the Corporation; or

         (c) Be employed by, maintain, engage in, participate in, or have any interest in the operation of any enterprise in the same or substantially similar business as that conducted

William R. Cullen
April 27, 1995
Page 4



by the Corporation located within the United States, without the Corporation's prior written approval.

You and we hereby acknowledge and agree that the duration and area for which the covenant not to compete set forth above is to be effective are fair and reasonable and are reasonably required for the protection of the Corporation.
In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, you and we hereby agree that this paragraph shall be deemed amended to delete therefrom such provisions or portions adjudicated to be unenforceable so that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

     13. Neither the obligation or rights of William R. Cullen hereunder shall be assignable or transferable, whether by pledge, creation of a security interest or otherwise, but the obligations and rights of ATN hereunder shall be binding upon, and inure to the benefit of, any successor or assignee of ATN.

     14. This agreement is intended to contain the entire agreement among the parties. All prior negotiations, agreements, and understandings are superseded.

     15. This agreement can be amended only in writing signed by both parties and shall in all respects be construed and enforced in accordance with, and governed by, the laws of the state of California.

William R. Cullen
April 27, 1995
Page 5


    If you are in agreement with the terms and conditions of your continuing employment contained herein, please execute this Agreement by signing a copy and returning it to the undersigned.

                                   Sincerely,

                                   ACCESS TELEVISION NETWORK, INC.


                                   By: /s/ William H. Bernard
                                      -----------------------
                                         William H. Bernard
                                         President


                                   By: /s/ Earl A. Samson III
                                      -----------------------
                                         Earl A. Samson III
                                         Chairman, Compensation Committee of the
                                         Board of Directors

Accepted and agreed to this
27th day of April 1995.

/s/ William R. Cullen
- ---------------------------
     William R. Cullen

                                                                  (Attachment A)
                                                                  March 1, 1995

                        ACCESS TELEVISION NETWORK, INC.
                               ANNUAL BONUS PLAN
                                  DESCRIPTION



PURPOSE

To provide management of the corporation with an incentive to achieve planned financial goals and strategic objectives so as to increase shareholder value.

PARTICIPATION

Prior to the beginning of each performance year, the Chief Executive Officer
(CEO) will recommend to the Compensation Committee of the Board ("Committee") a list of proposed participants in the Plan for that year. Participants that are selected shall be notified accordingly.

Participants shall be those persons holding senior level positions which most significantly affect overall corporate operating results and provide the greatest opportunity to contribute to current earnings and the future success of the company.

During the year, other positions may be added because of promotion or for other reasons warranting their inclusion, or participants may be excluded because of demotion or other reasons warranting their exclusion.

ADMINISTRATION

This plan shall be administered by the "committee." The committee shall have full power to prescribe, amend, and rescind rules and regulations for carrying out this plan and to make changes from time to time, it deems proper and in the best interests of the company.

Any decision or interpretation adopted by the committee shall be final and conclusive.

PLAN YEAR

The plan year shall be the fiscal year of the company. Awards will be attributable to the corporation's fiscal year performance.

 INCENTIVE AWARDS

 The size of a participant's incentive award under this plan shall be determined as follows:

      (Eligible Base Salary Earnings) x (Target Incentive Percent) x (Individual Contribution Factor) x (Corporate Performance
      Rating) = (Incentive Award)

ELIGIBLE BASE SALARY EARNINGS

The Eligible Base Salary Earnings is the total amount of regular base pay actually paid to a Plan participant during the portion of the year the participant is covered by the Plan.

TARGET INCENTIVE PERCENT

The Target Incentive Percent will be determined by the committee based on the job responsibilities of the participant at the time participation in the plan commences (see Exhibit A, attached).

INDIVIDUAL CONTRIBUTION FACTOR

An important factor in determining the size of a participant's incentive award is the evaluation of individual contribution during the plan year.

    (a) At the beginning of the plan year, each plan participant will submit to his/her superior written objectives for the year, which are directly related to their specific job accountabilities. For the Chief Executive Officer, such objectives will be reviewed and approved by the committee.

    (b) Near the end of each plan year, each participant's superior will rate the participant's contribution against objectives and accountabilities as follows:

           Contribution Level        Individual Factor
           ------------------        -----------------
           Below Expectations                0
           Met Expectations              .6 to 1.0
           Above Expectations           1.0 to 1.3
           Outstanding Results          1.3 to 1.5


CORPORATE PERFORMANCE RATING

At the end of the plan performance year the Chief Executive Officer will submit to the committee a written report which outlines the performance of the company against the specific goals and objectives in the Company's Business Plan. The committee will then determine the final corporate performance rating and the individual awards of each participant (see Exhibits B and B-1 attached).

INCENTIVE AWARD FUND

Calculation of an Incentive Award Fund ("Fund") is made at the end of the plan performance year and is equal to the total of the individual target incentive awards in dollars multiplied by the appropriate corporate performance rating. In no event will the aggregate awards exceed 150 percent of the total of the target incentive awards.

PAYMENT OF AWARDS

All earned awards will be paid to participants in a lump sum as soon as possible after the end of the performance year. The award sum earned for performance above target will be paid to participants in Restricted Stock Grants.

SPECIAL CONSIDERATION

If a participant's employment is terminated due to death or long,-term disability prior to the end of the performance year, the participant or the participant's beneficiary may receive a pro rata portion of the award that would have been received had the participant been active for the full year.

If a participant's employment is terminated for reasons other than those described above, including resignation or discharge, prior to the date of payment, any rights to an award will be forfeited.

LIMITATIONS

Participation in the plan neither implies nor guarantees continuance of employment. No part of the plan shall be construed as a compensation contract, explicit/implied.

                                   EXHIBIT A


                        ACCESS TELEVISION NETWORK, INC.
                               ANNUAL BONUS PLAN


                                                  % OF AWARD BASED ON
                           TARGET AWARD             UNIT ACHIEVEMENT
POSITION                    PERCENTAGE               CORP./DIVISION
- --------                   ------------           -------------------
CEO                            50                     100

PRESIDENT                      50                     100

VICE-PRESIDENT
LEVEL POSITIONS                25                      80      20

EXECUTIVE MGRS
(non-officer positions)        20                      80      20

                                   EXHIBIT B


                        ACCESS TELEVISION NETWORK, INC.
                               ANNUAL BONUS PLAN
                                 GOALS/TARGETS


1996 GOALS/TARGETS

                                        * TARGET       WEIGHT

   1. ACHIEVE NET OPERATING EARNINGS
      per Business Plan of Record          TBD          50%

   2. Achieve Planned Number of
      Subscriber Homes                     25M          25%

   3. Successfully complete IPO **         TBD          25%



*  See Exhibit B-1
** Defined as either in registration or effective.

                                  EXHIBIT B-1


                        ACCESS TELEVISION NETWORK, INC.
                               ANNUAL BONUS PLAN
                         CORPORATE PERFORMANCE RATING


GOALS 1 AND 2 (Performance rating applied to each Goal separately)


       Performance Level             Award Percentage
     ---------------------           ----------------

     less than 75%                         -0-
               75%                         50%
              100%  (Target)              100%
              125%                        125%
              150%                        150%   (Maximum)


GOAL 3:

            IPO effective or in draft a
            March 31, 1996 earns 100